                                                               Exhibit 99.(k)(3)

                        FUND SUB-ADMINISTRATION AGREEMENT

                             o    FUND ADMINISTRATION SERVICES

                             o    FUND ACCOUNTING SERVICES

            MORGAN STANLEY EMERGING MARKETS DOMESTIC DEBT FUND, INC.

                                FEBRUARY 20, 2007

                        FUND SUB-ADMINISTRATION AGREEMENT

                                TABLE OF CONTENTS
                                -----------------

     SECTION                                                               PAGE
     -------                                                               ----

SCHEDULES
---------

Schedule A - Fund Accounting Fees and Services
Schedule B - Fund Administration Fees and Services

                                      - i -

                          SUB-ADMINISTRATION AGREEMENT

     Agreement dated as of February 20, 2007 between Morgan Stanley Investment
Management Inc., a Delaware corporation (the "MSIM"), and J.P. Morgan Investor
Services Co., a Delaware corporation ("J.P. Morgan").

     WHEREAS, MSIM acts as Administrator to Morgan Stanley Emerging Markets
Domestic Debt Fund, Inc. (the "Fund"); and

     WHEREAS, J.P. Morgan is a service company which provides sub-administrative and other services to investment companies and others; and

     WHEREAS, MSIM desires to retain J.P. Morgan to render certain sub-administrative, and other services for the benefit of the Fund and J.P.
Morgan is willing to render such services set forth below;

     NOW, THEREFORE, the parties hereto, intending to be legally bound hereby, agree as follows:

1.   Appointment of Sub-Administrator

     MSIM hereby appoints J.P. Morgan to act as Sub-Administrator to provide certain administrative services for the Fund for the benefit of the Fund for the period and on the terms set forth in this Agreement. J.P. Morgan accepts such appointment and agrees to render the services and provide, at its own expense, the office space, furnishings and equipment and the personnel required by it to perform the services on the terms and for the compensation herein provided. In connection with such appointment, MSIM will deliver to J.P. Morgan copies of each of the following documents (upon MSIM's receipt thereof) and will deliver to it all future amendments and supplements, if any:

     A.   The Articles of Incorporation of MSIM as presently in effect and as amended from time to time;

     B.   MSIM's By-Laws as presently in effect as amended from time to time;

     C.   A copy of the resolution of MSIM's Board of Directors authorizing this
          Agreement;

     D.   MSIM's registration statement on Form N-2 as filed with, and declared effective by, the U.S. Securities and Exchange Commission, and all
          amendments thereto;

     E.   A copy of the Investment Advisory and Management Agreement between the
          Fund and Morgan Stanley Investment Management Inc. (the "Adviser");

     F.   A copy of the Custodian Agreement between MSIM and JPMorgan Chase
          Bank, N.A. (the "Custodian Agreement"); and

     G.   Copies of the resolutions of MSIM's Board of Directors authorizing:
          (1) certain officers and employees of J.P. Morgan to give instructions to the Fund's Custodians pursuant to the Custodian Contracts, and (2)
          certain officers and employees of J.P. Morgan to give instructions to the Fund's Transfer Agent pursuant to the Transfer Agent Agreement, and (3) certain officers and employees of J.P. Morgan to sign checks and pay expenses on behalf of MSIM.

2.   Representations and Warranties of J.P. Morgan

J.P. Morgan represents and warrants to MSIM that:

     A.   It is a Delaware corporation, duly organized and validly existing in good standing under the laws of the State of Delaware.

     B.   It is empowered under applicable laws and by its Articles of
          Incorporation and By-Laws to enter into and perform the services contemplated in this Agreement.

     C.   All requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement.

     D.   It has and will continue to have and maintain the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement.

3.   Services Provided by J.P. Morgan

     J.P. Morgan will provide the fund accounting and fund administration services set forth in the attached Schedules A and B, subject to the control and supervision of MSIM and the Fund's Board of Directors, and in compliance with the objectives, policies and limitations set forth in the Fund's registration statement, By-Laws and applicable laws and regulations.

4.   Services To Be Obtained Independently By MSIM

     The following services and related costs and expenses shall be provided or obtained independently by the Fund or MSIM at no expense to J.P. Morgan:

     A.   Organizational expenses;

     B.   Services of an independent registered public accounting firm;

     C.   Services of outside legal counsel (including such counsel's review of the Fund's registration statement, proxy materials and other reports and materials prepared by J.P. Morgan under this Agreement);

     D.   Any services contracted for by the Fund directly from parties other than J.P. Morgan, including the services of any other administrators retained by the Fund;

     E.   Trading operations and brokerage fees, commissions and transfer taxes in connection with the purchase and sale of securities for its investment portfolio;

     F.   Taxes, insurance premiums and other fees and expenses applicable to its operation;

     G.   Investment advisory services;

     H.   Costs incidental to any meetings of shareholders including, but not limited to, legal and accounting fees, proxy filing fees and the preparation, printing and mailing of any proxy materials;

     I.   Costs incidental to Directors' meetings, including fees and expenses of Directors;

     J.   The salary and expenses of any officer or employee of the Fund;

     K.   Custodian and depository banks, and all services related thereto;

     L.   Costs incidental to the preparation, printing and distribution of its registration statement and any amendments thereto, and shareholder reports;

     M.   All registration fees and filing fees required under the securities laws of the United States and state regulatory authorities;

     N.   Fidelity bond and Director's and Officers liability insurance; and

     O.   Transfer agency and dividend reinvestment services.

5.   Prices, Charges and Instructions

     A.   MSIM will pay to J.P. Morgan, as compensation for the services provided and the expenses assumed pursuant to this Agreement, as agreed to in a written fee schedule approved by the parties hereto
          (see Schedule A).

     B.   At any time J.P. Morgan may apply to any officer of the Fund or MSIM or officer of the Adviser for instructions, and may consult with legal counsel for the Fund or MSIM, or its own outside legal counsel, with respect to any matter arising in connection with the services to be performed by J.P. Morgan under this Agreement and J.P. Morgan shall not be liable and shall be indemnified by MSIM for any action taken or omitted by it in good faith in reliance upon such instructions. In carrying out its duties hereunder, J.P. Morgan shall be entitled to act in accordance with instructions of the Fund or MSIM contained in documents reasonably believed by J.P. Morgan to be genuine and to have been signed by the proper person or persons and shall not be held to have notice of any change of authority of any person, until receipt of written notice thereof from the Fund or MSIM.

6.   Limitation of Liability and Indemnification

     A.   J.P. Morgan shall be responsible for the performance of only such duties as are set forth or contemplated herein or contained in any separate writing contemplated under Section 3.A hereof or in instructions given to it which are not contrary to this Agreement.
          J.P. Morgan shall have no liability for any loss or damage resulting from the performance or non-performance of its duties hereunder unless solely caused by or resulting from gross negligence, willful misconduct or bad faith of J.P. Morgan, its officers and employees.

     B.   MSIM shall indemnify and hold J.P. Morgan harmless from all loss, cost, damage and expense, including reasonable expenses for counsel, incurred by J.P. Morgan resulting from any claim, demand, action or omission by it in the performance of its duties hereunder, or as a result of acting upon any instructions reasonably believed by it to have been executed by a duly authorized officer of MSIM or of MSIM's investment advisers, provided that this indemnification shall not apply to actions or omissions of J.P. Morgan, its officers, employees or agents in cases of its or their own negligence or willful misconduct.

     C.   MSIM will be entitled to participate at its own expense in the defense, or, if it so elects, to assume the defense of any suit brought to enforce any liability subject to the indemnification provided above, but, if MSIM elects to assume the defense, such defense shall be conducted by counsel chosen by MSIM. In the event
          MSIM elects to assume the defense of any such suit and retain such counsel, J.P. Morgan or any of its affiliated persons, named as defendant or defendants in the suit, may retain additional counsel but shall bear the fees and expenses of such counsel unless at such time
          MSIM specifically authorized in writing the retaining of such counsel at MSIM's expense.

     D.   No provisions of this Agreement shall be deemed to protect J.P. Morgan or any of its directors, officers and/or employees, against liability to MSIM or its shareholders or to MSIM to which it might otherwise be subject by reason of any fraud, willful misfeasance or gross negligence in the performance of its duties or the reckless disregard of its obligations under this Agreement.

7.   Confidentiality

     J.P. Morgan agrees that, except as otherwise required by law, J.P. Morgan will keep confidential all records and information in its possession relating to the Fund or its shareholders or shareholder accounts and will not disclose the same to any person except at the request or with the written consent of the
Fund.

8.   Compliance with Governmental Rules and Regulations

     J.P. Morgan assumes no responsibility hereunder for the Fund's complying with all applicable requirements of the Securities Act of 1933, the Investment
Company Act of 1940 and the Securities Exchange Act of 1934, all as amended, and any laws, rules and regulations of governmental authorities having jurisdiction, except to the extent that J.P. Morgan specifically assumes any such obligations under the terms of this Agreement.

     J.P. Morgan shall maintain and preserve for the periods prescribed, such records relating to the services to be performed by J.P. Morgan under this
Agreement as are required pursuant to the Investment Company Act of 1940 and the
Securities Exchange Act of 1934. All such records shall at all times remain the respective properties of the Fund, shall be readily accessible during normal business hours to the Fund, MSIM and J.P. Morgan, and shall be promptly surrendered upon the termination of this Agreement or otherwise on written request. Records shall be surrendered in usable machine readable form.

9.   Status of J.P. Morgan

     The services of J.P. Morgan to MSIM and the Fund are not to be deemed exclusive, and J.P. Morgan shall be free to render similar services to others so long as J.P. Morgan's services under this Agreement are not impaired thereby.
J.P. Morgan shall be deemed to be an independent contractor, and shall, unless otherwise expressly provided herein or authorized by MSIM or the Fund from time to time, have no authority to act or represent MSIM or the Fund in any way or otherwise be deemed an agent of MSIM or the Fund.

10.  Printed Matter Concerning MSIM or J.P. Morgan

     Neither MSIM nor J.P. Morgan shall publish and circulate any printed matter which contains any reference to the other party without its prior written approval, excepting such printed matter as refers in

accurate terms to J.P. Morgan's appointment under this Agreement and except as required by applicable laws.

11.  Term, Amendment and Termination

     This Agreement will become effective upon the date hereabout written and shall continue in effect thereafter until terminated by J.P. Morgan or MSIM upon
60 days' prior written notice to the other. This Agreement shall automatically terminate in the event of its assignment (as defined in the 1940 Act).

12.  Notices

     Any notice or other communication authorized or required by this Agreement to be given to any party mentioned herein shall be sufficiently given if addressed to such party and mailed postage prepaid or delivered to its principal office.

13.  Non-Assignability

     This Agreement shall not be assigned by any of the parties hereto without the prior consent in writing of the other party. J.P. Morgan may, without further consent on the part of MSIM, subcontract for the performance hereof with subsidiaries or other affiliates of J.P. Morgan; provided, however, that J.P.
Morgan shall be as fully responsible to MSIM for the acts and omissions of any subcontractor as it is for its own acts and omissions and shall be responsible for its choice of subcontractor.

14.  Successors

     This Agreement shall be binding on and shall inure to the benefit of MSIM and J.P. Morgan, and their respective successors.

15.  Governing Law

     This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

16.  Counterparts

     This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original.

     IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be duly executed as of the day and year first above written.

                            MORGAN STANLEY INVESTMENT
                             MANAGEMENT INC.

                            By: /s/ Ronald E. Robison
                                ---------------------
                                Name: Ronald E. Robison
                                Title: President and Principal Executive Officer

                            J.P. MORGAN INVESTOR SERVICES CO.

                            By: /s/ Mark W. Kucera
                                ------------------
                                Name: Mark W. Kucera
                                Title: Vice President

                                   SCHEDULE A
                        FUND ACCOUNTING FEES AND SERVICES

FUND ACCOUNTING FEE SCHEDULE:

OPEN AND CLOSED END FUNDS:

THE FUND ACCOUNTING FEE IS DETERMINED BY FIRST CALCULATING THE COMPLEX LEVEL
BASIS POINT CHARGE*, PRO-RATING THE TOTAL CHARGE TO EACH OF THE FUNDS BASED UPON
ASSETS, AND THEN APPLYING EITHER THE BASIS POINT CHARGE OR FUND MINIMUM,
WHICHEVER IS HIGHER.

(1)  BASIS POINT CHARGE CALCULATED AS FOLLOWS:

o    0.905 bps on first $40 billion

o    0.820 bps on next $20 billion

o    0.70 bps on all assets over $60billion.

(2)  FUND MINIMUM CALCULATED AS FOLLOWS:

o    "Standard" funds at $25,000

o    "Complex" funds at $30,000

o    "Super Complex" funds at $50,000

JPMorgan would categorize the Morgan Stanley book of funds as follows: 42
Standard funds, 24 Complex funds, and 2 Super Complex funds. (details of fund categorization can be provided)

*    (Basis point charge will be applied to the aggregate level of the assets of the Morgan Stanley funds covered under this fee schedule.)

DAILY FUND ACCOUNTING - CORE SERVICE SET

Standard/Automated Inputs
Trade Processing
Capital Stock Processing
Expense Processing
Portfolio Income Recognition
Corporate Actions Processing
Daily Market Value Calculations utilizing automated price vendors
Standard/Automated Reporting & Deadlines
NAV Calculation (single class)
Standard NAV Delivery Timeframe (Based on market close)
Rate Calculation for daily distributing funds
NAV/Rate reporting to four parties
Fund Information Reporting to Client & 3rd Party Reporting Agency
Risk Reporting (e.g., Statistics, Past Due Income, etc.)
Daily Cash Reconciliation
Weekly Asset Reconciliation
Monthly SEC Yield calculations
Other Core Services
External Audit & Client Due Diligence Co-ordination
Generally Accepted Accounting Principles and Materially Thresholds to Support a
daily valuation environment

                                     Sch A-1

FUND ACCOUNTING - ADDITIONAL SERVICES

ADDITIONAL SERVICES CURRENTLY USED BY MORGAN STANLEY

Additional Classes of shares                                $1,000/class/year (currently waived)

Fair Market Value Calculations                              $1,500/fund/year

Market Value Calculations utilizing Manual Prices (Broker   $1.25/quote/day
Pricing)

3rd Party Custody Funds (Thai Fund)                         $7,500 additional/fund (currently waived)

Projection of Income and Expenses                           $500/fund/year (currently waived)

Fund Mergers / Liquidations / Launches / Tender Offers /    $1,000 per event (currently waived)
Rights Offerings / Stock Splits/ In-kind transactions

Customized Programming                                      At Cost

Out of Pocket Expenses (including SAS 70)                   At Cost

ADDITIONAL SERVICES NOT CURRENTLY USED BY MORGAN STANLEY

Non-standard delivery timeframe of NAV's/Rates              TBD

Manual End of Day NAV/Rate Reporting                        TBD

End of Day NAV/Rate Delivery for more than Four Parties     TBD

Materiality thresholds below market accepted levels based   TBD
on Industry Standards

Daily or Weekly SEC yield calculations                      $2,500 per fund per year

DERIVATIVES:

Processing of exchange traded and over-the-counter derivatives is currently included in the fund accounting fees above and assumes current activity levels.
Any significant increases in volume or processing requirements may result in a need to review the fee schedule to contemplate additional charges and/or a need to move processing into a more appropriate operational model. JPMorgan offers a full suite of Global Derivatives services and a fee schedule for these services is available upon request.

                                     Sch A-2

                                   SCHEDULE B
                      FUND ADMINISTRATION FEES AND SERVICES

FUND ADMINISTRATION FEE SCHEDULE:

OPEN AND CLOSED END FUNDS:

THE FUND ADMINISTRATION FEE IS DETERMINED BY FIRST CALCULATING THE COMPLEX LEVEL
BASIS POINT CHARGE*, PRO-RATING THE TOTAL CHARGE TO EACH OF THE FUNDS BASED UPON
ASSETS, AND THEN APPLYING EITHER THE BASIS POINT CHARGE OR FUND MINIMUM,
WHICHEVER IS HIGHER.

(1)  BASIS POINT CHARGE CALCULATED AS FOLLOWS:

o    0.985bps on first $40 billion

o    0.940bps on next $20 billion

o    0.845bps on all assets over $60 billion

(2)  FUND MINIMUM CALCULATED AS FOLLOWS:

o    $30,000 per fund

*    (Basis point charge will be applied to the aggregate level of assets of the
     Morgan Stanley funds covered under this fee schedule.)

COMPLIANCE AND TREASURY--CORE SERVICE SET (INCLUDING PREPARATION, REVIEW, AND
DISTRIBUTION OF THE FOLLOWING):

Daily 1940 Act Compliance Monitoring (see compliance responsibilities manual for a detailed description of services provided)

Daily Prospectus/SAI Compliance Monitoring (see compliance responsibilities manual for a detailed description of services provided)

Quarterly IRS Diversification, Quarterly Tax Exempt Diversification & Annual 90%
Good Income Tests

Provide Form N-1A / N-2 / 24f-2 Filing Data

Budgeting, Expense Accruals, Cash Disbursements and Due Diligence Reporting

Audit Co-ordination and Support

Reporting
Quarterly Board Reporting
Monthly Management Reporting
Monthly Survey Reporting (10 Surveys at no charge - thereafter $500 per survey per fund charge)

Monthly Portfolio Turnover & Long-term Cost Rollforward

Periodic Distribution Calculations

Monthly Performance Reporting (Pre-Tax) (NAV & Market - Closed End Funds)

Tax Reporting
Annual ICI Primary & Secondary
1099 Misc Preparation

Blue Sky Reporting

                                     Sch B-1

COMPLIANCE & TREASURY - ADDITIONAL SERVICES

ADDITIONAL SERVICES CURRENTLY USED BY MORGAN STANLEY

Securities lending limitations                            $500 per fund (currently waived)
Repo Agreement Compliance Monitoring                      $500 per fund (currently waived)
Rule 18/f/10666                                           $500 per fund (currently waived)
Daily 2a-7 Reporting                                      $500 per fund (currently waived)
Rule 38a-1 Chief Compliance Officer Support Services      $600 per fund

Administration of Deferred Directors' compensation plan   $500 per fund (currently waived)

Monthly Web-site Reporting                                $1,000 per report (currently waived)

Fund Mergers / Liquidations / Launches / Tender Offers    $5,000 per event (currently waived)
/ Rights Offerings / Stock Splits

Total Return Performance Reporting
Post-Tax Reporting (yearly)                               No charge

Client Specific Reporting/ Services
Daily Cap Stock Flows File                                $100 per report (currently waived)
Monthly Cap Stock Turnover                                $500 per report (currently waived)
Monthly Undistributed Cap Gains Reporting                 $500 per report (currently waived)
Closed Account Run-off                                    $500 per schedule per fund (currently waived)
Weekly Money Market Survey Reporting                      $500 per survey per week (currently waived)
Venezuelan Tax Returns & G-Tax Filing Information         $1,000 per return/filing (currently waived)
Osaka Stock Exchange Reporting                            $5,000 per report (currently waived)
Buyback / DWAC Closed End Share Program                   $1,000 per event (currently waived)
Broker Commissions Enhanced Reporting (soft dollar)       $5,000 per report (currently waived)
Monthly Derivatives Summary Reporting                     $500 per report (currently waived)
Form N-14 Filing Data                                     $1,000 per fund (currently waived)

Customized Programming                                    At Cost

Out of Pocket Expenses (including CCO Agreed Upon         At Cost, plus administrative charges
Procedures Reporting)

ADDITIONAL SERVICES NOT CURRENTLY USED BY MORGAN
STANLEY

Total Return Performance Reporting
Pre-Tax Reporting (daily)                                 $1,000 per class
Benchmark Reporting                                       At cost for benchmark functionality and data plus $1,000
                                                          per index

Additional miscellaneous reports                          $500 per report

                                     Sch B-2

TAX CORE SERVICE SCOPE

Includes preparation and review of:

     o    Fiscal and excise tax provisions (includes all book/tax adjustments except those noted in the additional services section)

     o    Federal income, state income and Federal excise tax returns (including filings by extended due dates)

     o    Year end re-characterizations, return of capital, foreign tax credit, annual QDI and tax exempt percentage for completion of Form 1099 DIV

     o    Year end shareholder reporting requirements (state by state, country by country, treas. Inc./assets, intangible tax)

     o    IRS asset diversification and good income tests

     o    Periodic distributions

     o    60 day notice information

     o    Quarterly tax exempt asset test and annual foreign security asset test

     o    Annual QII

Tax shelter reporting
Tax preparation and review of all items regarding liquidations or mergers
Up to 25 hours of tax consultation and research per year per Fund Complex
Review of complex corporate actions
Preparation and review of one income distribution estimate, including capital gains, during the fund's fiscal year
Support financial statement process by preparing and reviewing the following:

     o    ROC SOP disclosure

     o    Tax Footnote disclosure

TAX ADDITIONAL SERVICE

ADDITIONAL SERVICES CURRENTLY USED BY MORGAN STANLEY

o    REMIC OID calculations/ CDO calculations (excludes MSIFT funds)    $1,500 per fund per year

o    REIT Funds (excludes MSUIF and MSIF Real Estate Funds)             $1,500 per fund per year

o    Greater than one distribution estimate                             $500 per fund per event

o    Pre merger tax analytics                                           $500 per fund per year

ADDITIONAL SERVICES NOT CURRENTLY USED BY MORGAN STANLEY

o    Equalization calculations                                          $1,000 per fund per year

o    Monthly QII                                                        $3,000 per fund per year

o    Periodic QDI estimates                                             $500 per fund per year

o    Accelerated Fiscal or Excise Tax Reporting                         $500 per fund per year

o    Tax consulting above 25 hours annually                             $100 per hour

o    Signature on tax return filings as paid preparer                   $2,500 per fund per year

o    FIRPTA calculations                                                $500 per fund per year

o    Letter ruling requests                                             $100 per hour

                                     Sch B-3

FINANCIAL REPORTING CORE SERVICE SET (INCLUDES PREPARATION, REVIEW, AND
DISTRIBUTION OF THE FOLLOWING:)

Co-ordination, preparation and review of financial statements (annual and semi-annual), including:

o    Statement of Investments, Statement of Assets & Liabilities, Statement of
     Operations

o    Statement of Changes in Net Assets, Statement of Cash Flows

o    Financial Highlights

o    Notes to Financial Statements

o    Review of MD&A

o    Preparation and review of line graphs and performance information

Preparation, review and filing of SEC Form N-SAR

Review of SEC Form N-CSR

FINANCIAL REPORTING - ADDITIONAL SERVICES

ADDITIONAL SERVICES CURRENTLY USED BY MORGAN STANLEY

N-14 or Seed Financial Statements                                      $2,000 per fund per instance

Preparation and review of Form 5500                                    $1,000 per form (currently waived)

Preparation and Review of Form N-Q                                     $750/fund/year

Framemaker Typesetting Package                                         $4,000/fund/year

Preparation and Review of India Mauritius filing (where appropriate)   $750 per filing (currently waived)

Customized Programming                                                 At Cost

Out of Pocket Expenses                                                 At Cost

                                     Sch B-4